EXHIBIT 99.1

Educational Development Corporation Announces Record Monthly, Quarterly and Fiscal Net Revenues Estimates and Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., March 11, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has achieved record net revenues in February 2021 totaling approximately $13.0 million, an increase of $6.3 million, or 94% over net revenues achieved in February 2020 of $6.7 million. Revenues for the fiscal fourth quarter totaled approximately $40.3 million, or 100% higher than net revenues reported in the fourth quarter last year. The Company also reports that net revenues for fiscal 2021 totaled approximately $204.6 million, or 81% higher than net revenues reported for fiscal year 2020 of $113.0 million.  The Company’s Usborne Books & More (UBAM) division also finished February 2021 with approximately 57,600 active consultants, an increase of 95% over the number of active consultants at the end of February last year.

Per Randall White, Chief Executive Officer, “We are pleased to announce record monthly, record fourth quarter and record fiscal year 2021 net revenues. Our fiscal 2021 net revenues of $204.6 million exceeded our previously announced estimates of $200.0 million by 2.3%. Our growth in net revenues continues to be driven by the growth in the number of active sales consultants in our UBAM Division. With more consultants, we are experiencing more customer contacts and more customer orders.”

Mr. White continued, “Our UBAM division’s net revenues for the fourth quarter totaled approximately $38.0 million which represents a growth of $19.8 million, or 108%, over UBAM’s fourth quarter net revenues last year. The fiscal fourth quarter of our UBAM Division, due to the seasonality of our business, typically reflects our lowest sales and highest consultant retention variance quarter of the year. While UBAM is experiencing this seasonality, we are bolstered by the triple digit sales growth achieved during the quarter. Our continued growth clearly demonstrates that our active consultants drive our sales and we expect this growth to continue in fiscal 2022.”

Mr. White concluded, “In addition to the growth from UBAM, our Publishing division reported its fifth straight month of increased sales over the comparable months of last year.  Net revenues of the Publishing division for the fourth quarter totaled approximately $2.3 million, or 21% higher than Publishing division’s fourth quarter net revenues last year of $1.9 million. We are pleased to see continued growth in our Publishing division.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.